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                                                                     EXHIBIT 3.1


                         CALIFORNIA WATER SERVICE GROUP

                               BYLAW AMENDMENTS OF
                                JANUARY 26, 2000



         1.       New section 2.8:

                  2.8      DIRECTOR CONFLICT OF INTEREST.

                  (a) In order to protect the best interests of the stockholders of the corporation, no person shall be qualified to be elected as a director of the corporation or be qualified to continue to serve as a director of the corporation if it is determined in accordance with this Section 2.8 that such person is (i) an owner, part owner, stockholder, partner, member, director, officer, manager, employee of or consultant to, or otherwise has a fiduciary duty to, any Strategic Competitor or (ii) an owner, part owner, stockholder, partner, member, director, officer, manager, employee of or consultant to, or otherwise has a fiduciary duty to, any business organization that beneficially owns five percent or more of the voting securities or five percent or more of the equity securities of a Strategic Competitor.

                  (b) For purposes of this Section 2.8, a "Strategic Competitor" is any business organization (whether a corporation, partnership, limited liability company, proprietorship or any other form) whose activities, products or services are competitive with those of the corporation or its subsidiaries and which, in the opinion of a majority of the corporation's Board of Directors, would obtain an unfair competitive advantage over the corporation if it were to receive disclosure of the substance of any nonpublic deliberations by the corporation's Board of Directors.

                  (c) Notwithstanding the foregoing, a director or nominee for director may make a passive investment in a Strategic Competitor the shares of which are publicly traded if such investment constitutes less than five percent of the voting securities and less than five percent of the equity securities of such enterprise and has a market value not greater than $100,000. Such investment alone
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                  shall not make a person ineligible to become or remain a
                  director of the corporation.

                  (d) In furtherance of the foregoing, each person elected as a director of the corporation shall enter into a confidentiality agreement with the corporation in the form provided by the corporation.

                  (e) Any person who, at the time he or she is a nominee for a position as a director of the corporation, fails to qualify under the provisions of this Section 2.8 or to enter into or comply with the terms of such confidentiality agreement, as determined by a majority of the directors in office immediately prior to any such election (exclusive of the nominee under consideration), shall no longer qualify as a nominee for director and shall not be elected as a director of the corporation, irrespective of any vote of the stockholders of the corporation. The chairman of the Board of Directors is authorized to instruct the inspector of elections to disregard any votes or proxies voted in favor of any person at any meeting or otherwise, and the inspector of elections shall comply with any such instruction.

                  (f) Any director of the corporation who, at any time during his/her term of office, fails to qualify under the provisions of this Section 2.8 or to enter into or comply with the terms of such confidentiality agreement, in each case as determined by a majority of the directors (exclusive of the director under consideration), shall automatically be removed for cause and shall cease to be a director of the corporation, without any vote of the stockholders of the corporation. The chairman of the Board of Directors is authorized to instruct the secretary of the corporation to certify the removal for cause of any person as a director if such person ceases to be eligible to serve as a director under the terms of this
                  Section 2.8, and the secretary shall comply with any such instruction.

                  (g) Subsection (f) of this Section 2.8 shall not apply to directors in office on the date of the adoption of Section 2.8 with respect to relationships and conflicts in existence on such date. Subsection (f) shall apply to existing directors with respect to relationships and conflicts that arise after the date of the adoption of this Section 2.8.

                  (h) This Section 2.8 is intended to prescribe certain qualifications for directors as authorized by Section 141 of the Delaware General Corporation Law.


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         2.       New subsection Section 2.7(c):

                  (c) A director shall be deemed to be removed for cause if such person ceases to be eligible to serve as a director under the terms of Section 2.8.



         3.       New language to be added at the end of Section
                  11.17(a)(2)(A):

                  ", and information confirming that such person is qualified under Section 2.8 of these bylaws to be elected and serve as a director."


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